Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

8.50% Synthetic Buy-Write Notes
Linked to the Common Stock of Bank of America Co.
Final Term Sheet
December 14, 2010

Issuer:	Citigroup Funding Inc.

Underlying Stock:	Bank of America Co. (“BAC”)

Sole Manager:	Citigroup Global Markets Inc.

Offering:	8.50% Synthetic Buy-Write (the “Notes”).

Offering Size:	USD 99,840,000

Offering Price:	USD 12.48

Units Issued:	8,000,000

Trade Date:	December 14, 2010

Issue Date:	December 17, 2010

Valuation Date:	December 21, 2011

Maturity Date:	December 27, 2011

Payment Days:	New York

Coupon:	8.50% per annum payable quarterly (30/360 day count convention)

Initial Equity Value:	USD 12.48

Final Equity Value:	The closing value of the Underlying Equity on the Valuation Date

Cap Price:	15.0384

Equity Ratio:	1.0 share of the Underlying Stock for each buy-write of USD 12.48 principal amount with any fractional shares to be paid in cash

Payment at Maturity:	For each note of USD 12.48:

(a)    If the Final Equity Value is greater than the Cap Price, then a number of shares equal to the product of the Equity Ratio and a ratio of the Cap Price divided by the Final Equity Value, or at the option of the investor, the cash equivalent thereof

(b) If the Final Equity Value is less than the Cap Price, then a number of shares equal to the Equity Ratio, or at the option of the investor, the cash equivalent thereof

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 12.48

Cusip:	17316G 560

Calculation Agent:	Citigroup Global Markets Inc.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

8.50% Synthetic Buy-Write Notes
Linked to the Common Stock of Bank of America Co.
Final Term Sheet
December 14, 2010

Listing:	None

Settlement:	DTC

Notice:	The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in BAC or any of its affiliates. BAC has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.